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FIBERTOWER CORPORATION
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FIBERTOWER CORPORATION
THIRD QUARTER 2009
CONFERENCE CALL SCRIPT

OPERATOR

Good morning, ladies and gentlemen. Thank you for standing by.  Welcome to FiberTower Corporations third quarter 2009 earnings conference call. During the presentation all participants will be in a listen-only mode.   As a reminder, ladies and gentlemen, this conference is being recorded today, November 6, 2009. I would now like to turn the call over to today’s host, Gus Okwu.  Sir, you may begin.

GUS OKWU

Good morning, everyone. Thank you for joining us for FiberTower Corporation’s third quarter 2009 conference call.  Joining me on the call today are Kurt Van Wagenen, FiberTower’s President and Chief Executive Officer, and Thomas Scott, the Company’s Senior Vice President and Chief Financial Officer.

FiberTower issued a press release yesterday with details of the Company’s quarterly financial and operating results. This document is available in the “Newsroom” section of the Company’s website at www.fibertower.com.  A replay of today’s call will be available beginning one hour after completion of this call until 11:59 P.M. Eastern Time on November 13, 2009.  The replay may be accessed by dialing 303-590-3030 and providing the passcode ID #4173789.  Please note that information reported on this call speaks only as of today, November 6, 2009, and therefore, you are advised that time-sensitive information may no longer be accurate as of the time of any replay.  Additionally, please note that this conference call is being broadcast live through an internet webcast system that can be accessed on the Company’s website at www.fibertower.com.

I should also mention that our comments today will contain forward-looking statements within the meanings of the Private Securities Litigation Reform Act of 1995. Information about the potential factors that could affect the Company’s financial results is available in the Risk Factors as updated in the Company’s SEC filings.

Key financial highlights for the quarter were:

•                  Revenue growth of 4% quarter over quarter; 21% year over year;

•                  Average monthly revenue per billing site improvement of 4% quarter over quarter and 15% year over year;

•                  Gross profit improvement of 20% quarter over quarter;

•                  Adjusted EBITDA loss improvement of 50% year over year;

•                  Cash and cash equivalents balance of approximately $85 million at September 30, 2009; and

•                  Subsequent to the end of the third quarter, the launch of a debt exchange offer for FiberTower’s 9% convertible senior secured notes due 2012 and the filing of the Company’s preliminary proxy related to a special shareholder meeting to be held on December 15, 2009.

Prior to turning the call over to Kurt Van Wagenen, please be advised that the exchange offer referenced today is being made in reliance of an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”) and an exemption from state securities law requirements provided by Section 18(b)(4)(C) of the Securities Act.

None of FiberTower Corporation, its subsidiaries or its board of directors is making any recommendation to noteholders regarding the exchange offer. We urge all noteholders to read and thoroughly review the Offering Memorandum and Consent Solicitation dated October 26, 2009, and all the other documents that the Company has filed with the SEC, which are also available on our website.

And, let me also inform you that we will not be taking questions today due to the limitations on what can be discussed as a result of the Company’s recently initiated debt exchange offer.  However, we urge both noteholders and stockholders to review all of the information the Company has filed with the SEC related to the exchange offer and the special shareholder meeting.  These documents can be found at the SEC website at www.sec.gov or on the Company’s website at www.fibertower.com.  Please continue to monitor our investor relations website for additional information as it becomes available.

Now, I’d like to turn the call over to Kurt Van Wagenen.

KURT VAN WAGENEN

Thanks Gus.  Good morning everyone.  My discussion today will focus on our operating and financial highlights for the third quarter, current industry trends, proposal activity for our core cell backhaul line of business, as well as our new wholesale and government lines of business, an update on our stimulus funding applications, and an overview of our recently initiated debt exchange offer.

When I joined the Company over 18 months ago, I saw a company with enormous potential that was at an inflection point in its history.  FiberTower had invested capital to build over 3,000 sites across 13 markets, but still needed to demonstrate that it had the ability to scale its business plan to profitability and generate enough cash flow to service our outstanding debt.  Over the last 18 months, we have pursued various initiatives to improve the Company’s positioning as it proves out its business plan:

First, we implemented large cost reductions starting in the second quarter of 2008 to gain operational efficiency and to improve overall Adjusted EBITDA performance and we continue to be diligent about seeking opportunities for cost containment.

Second, we temporarily deemphasized deploying new sites in order to focus on improving the performance of our legacy network and to conserve cash during the credit market freeze.

Our actions in the first two areas enabled FiberTower to achieve two critical financial milestones as follows:

o                 The Company achieved positive market level or Field EBITDA in the third quarter of 2008, which meant that FiberTower’s consolidated market EBITDA was positive before the impact of corporate overhead; and

o                 The Company achieved positive GAAP gross profit in the first quarter of 2009 with sequential quarterly improvement in each subsequent quarter.

Third, we focused on developing new growth opportunities by expanding our product portfolio to include a full suite of Ethernet and high capacity services, and by launching new wholesale and government lines of business.

Fourth, we actively pursued solutions to address the Company’s outstanding indebtedness.  Our efforts in this area included the debt repurchases that we conducted in the first and second quarters of this year and the exchange offer that was launched on October 26th.

We believed that the Company needed to actively address all of these areas as we sought to realize more of the attractive opportunities being presented to us.  I am pleased with the progress we have made to better position the Company, despite the fact that these initiatives are not all pain free and that several have required us to make very difficult decisions.

During the third quarter, we completed a number of items directly tied to the initiatives that I just reviewed.  Specifically:

- the Company’s overall financials and recurring adjusted EBITDA continued to show quarterly improvement through growth in high margin revenue on our existing network and by continuing to diligently manage costs;

- we responded to an increase in proposals in each of our lines of business and continued to evaluate partnership opportunities that offer incremental growth avenues;

- we have expanded our sales organization across all our lines of business in order to pursue the broader array of opportunities that we are seeing in the industry;

- we filed seven applications requesting 267 million dollars under the federal government’s National Broadband Initiative, or NBBI, based on our belief that our hybrid fiber-microwave solution and our nationwide licensed spectrum are ideal for addressing the opportunities and challenges associated with unserved and underserved markets;

- we participated in a number of FCC regulatory panels, testified before Congress, and participated in various other industry activities to gain awareness around backhaul challenges and solutions;

- we continued to execute on initiatives designed to further enhance network quality and service delivery; and

-  we recently launched a debt exchange offer to address our balance sheet that we believe will ultimately improve the Company’s financial flexibility by reducing our cash interest expense, along with our overall indebtedness and, just as importantly, extending the maturity of our debt obligations.

We also reported another quarter of solid financial performance highlighted by sequential revenue growth of 4% quarter over quarter and 21% year over year.  Our margins on incremental revenue remained strong while we continued to control recurring operating expenses, resulting in a gross profit improvement of 20% on a sequential basis.  Adjusted EBITDA remained unchanged sequentially, but improved by 50% on a year over year basis.  It is important to note that the third quarter Adjusted EBITDA loss included expenses of approximately 600 thousand dollars associated with our debt exchange offer and when excluded, yields a 19% improvement in Adjusted EBITDA loss quarter over quarter.

2009 third quarter revenue growth was largely attributable to solid organic growth on our existing sites.  Specifically, revenue per site grew 4% sequentially and 15% year-over-year, to 1,931 dollars per site.  We added 101 new customer locations on our existing sites in the third quarter which is an increase from the

65 new customer locations we added in the second quarter and represents a 55% increase quarter over quarter.

Although FiberTower has been able to generate steady growth on the existing network with limited capital over the last 18 months, there are still incremental opportunities available to us.  The Company currently has an unsold opportunity of over two thousand wireless carrier customer locations across its existing sites from which we believe we can continue to generate high margin incremental revenue with modest capital investment. In addition, we have a potential pool of approximately 10,000 sites across our 13 markets which are close to the existing network and because of that proximity could be deployed with half to two-thirds of the capital cost of the original deployed sites.

We also saw increased interest from our customers in our newer products, such as Ethernet solutions and high-capacity services, which we define as circuits of at least 50 Megabits per second.  Consistent with our focus on cost containment and network quality, we replaced outsourced lit service solutions with FiberTower managed dark fiber solutions in two additional markets during the third quarter and we have we 9 of our 13 markets largely served by dark fiber.  And, based on feedback from our customers and on bandwidth forecasts at various cell sites, we are shifting the mix of microwave and fiber solutions that we are including in our responses to customer requests for proposals by including a higher proportion of fiber-fed cell sites.

Recent industry news about our wireless carrier customers leads us to conclude that the next phase of change in the industry is already underway.  All of the wireless carriers have stated their commitment to wireless broadband by either focusing on delivering advanced integrated devices, such as the iPhone, or deploying data-centric networks.  Both AT&T and Verizon recently mentioned the strong quarterly performance of their wireless operations and attributed this performance to having advanced handset strategies in place that offer subscribers access to new applications.  Both companies reported data revenue growth of no less than 29% in the third quarter of 2009.  According to industry analysts, AT&T’s mobile data traffic has grown by approximately 5,000% over the last three years.

Now, I will provide an update on our wholesale and government initiatives.  I would like to highlight that these initiatives are intended to increase our revenue growth rates above what we have experienced over the last six quarters by investing in the deployed network.

First, the wholesale initiative that we launched earlier this year represents a service distribution channel that enables us to more broadly participate in the value chain for providing nationwide backhaul solutions.  This previously untapped channel consists of us partnering with fiber-based transport service providers to extend both companies’ addressable markets by utilizing our fixed wireless solution to extend the reach of our partner’s fiber-based network.  This channel also includes us directly selling fiber-based transport solutions to new and existing customers that leverage our own network, such as switch to switch interconnection service for our carrier customers.  Since the beginning of the year, we have executed eight contracts with new customers that we view as partners in offering backhaul and transport services. These contracts cover a wide range of services, including DS3s, OC3s, Ethernet and wavelengths.  We continue to deliver recently sold service and we have wholesale revenue billing.

Turning to government, we previously reported that we have agreements in place with two major carriers that are pursuing business under the General Services Administration Networx contract identifying FiberTower as their fixed wireless partner.  We continue to see increasing activity in this area as we respond to numerous proposals for delivering service in existing and new markets with both prime partners.  These proposals range widely in the types of service and bandwidth requested.  Typically, we are responding to proposals for DS-3s and 50 to 100Mb Ethernet bandwidth.  Services range from connectivity to a single government site from a FiberTower site, up to complete designs to connect multiple government sites that may be close to or far from our existing networks.  Given the growth in proposal activity, we recently re-organized and supplemented our workforce to better address the opportunities in this area as well as in our other lines of business.

As discussed on our last earnings call, the National Broadband Initiative, or NBBI, was created to enhance and improve broadband capability and availability in unserved and underserved areas in the U.S.  The overall program includes approximately 7.2 billion dollars in grants and loans that will be made available through the Commerce Department and the Agriculture Department.  Under the National Telecommunication and Information Administration’s grant pool of 4.7 billion dollars, approximately 1.2 billion dollars will be available for projects that deliver broadband service through last mile or middle mile facilities with the ultimate beneficiaries being commercial mobile, commercial wireline, public safety, and community anchor institutions such as medical centers, municipalities, schools, libraries and local businesses.

FiberTower filed seven applications under the NBBI requesting a total of 267 million dollars in grants relating to projects in the first phase of the awards program.  The grants represent 80% of the capital cost of each project. Each of our applications includes a proposal to build a middle mile network that will provide broadband capabilities to unserved and underserved markets and that utilizes a combination of fiber and microwave.  Sites within each network will deliver an average nominal capacity of 100 megabits per second with the ability to scale higher.  The network that we propose deploying is very similar to the architecture in our existing markets which has proven to be a compelling method for delivering broadband solutions.  We will leverage existing cell towers by using high capacity microwave radios.  Fiber will be accessed through existing and new partnerships and we intend on continuing to leverage our spectrum assets in the 24 and 39 Gigahertz spectrum bands where applicable.  Clusters of sites will then be aggregated at fiber exchange points, or FEPs, as currently engineered on our existing network.

While there is no guarantee that any of our applications will be approved, we do believe that participating in the NBBI is an ideal way for us to affirm our business model and extend our existing markets.  Consequently, should our applications be approved, we would begin immediately deploying infrastructure to deliver broadband service to the communities identified in our applications.  We expect that funding decisions for the first round will be made in late December or early in the first quarter of 2010.    Additional funds will be made available in subsequent rounds and we expect to file applications in those rounds as well.

Now, I would like to turn to the recently launched exchange offer for our outstanding 9% convertible senior secured notes.  As previously mentioned on this call, neither FiberTower nor its board of directors is making any recommendation to noteholders regarding the exchange offer.  We urge all noteholders to read and thoroughly review the Offering Memorandum and Consent Solicitation dated October 26, 2009, and all the documents that the Company has filed with the SEC which are also available on our website.  Should we succeed with the proposed exchange offer and subsequent mandatory redemption of the notes issued in the exchange offer, the net effect will be the following:

•                  The Company’s total debt outstanding will be reduced from over 300 million dollars to 125 million dollars;

•                  The Company’s cash interest expense will also be reduced;

•                  And the maturity date of the Company’s total debt outstanding will be extended for another three years.

Our board of directors and executive management team are recommending that stockholders vote in favor of the issuance of shares of our common stock upon the mandatory redemption at our special meeting of stockholders scheduled for December 15, 2009, because we believe the Company will benefit from the improved liquidity position and greater financial flexibility that the exchange offer and subsequent redemption provides.  As we discussed earlier, we believe that there will continue to be significant opportunities available to us going forward as the wireless industry evolves.  We also believe that wireless carriers will expect providers of their mission critical backhaul services to demonstrate long-term financial viability and continued access to the capital markets as they make material purchase decisions.  Completing the proposed exchange offer now will enhance the Company’s ability to respond to these opportunities as they develop, as opposed to managing the Company with a near term cash interest and debt maturity overhang.  Tom will provide additional details on the proposed exchange offer later in his discussion. However, I will note that there are important conditions to the completion of the exchange offer and the subsequent redemption and there can be no assurance that those conditions will be met or that the exchange offer and redemption will be completed.

Additionally, we are pleased that Crown Castle will continue to be a minority investor in the Company and that John Kelly, Crown Castle’s Executive Vice Chairman, has agreed to be FiberTower’s Chairman under the terms of the transaction, which will also reduce the board of directors from nine to seven members.  We have worked with John for several years and value his wireless industry expertise, his strategic and operating support, and his interest and commitment in FiberTower’s continued growth and success.

Crown Castle and FiberTower have also extended their Master Lease Agreement for another five years and entered into a marketing agreement whereby the companies will jointly market FiberTower’s services on Crown Castle towers.  We look forward to working with the Crown Castle team on this initiative.

In summary, our business fundamentals continue to be strong due to secular trends that are driving the results of our wireless carrier customers.  We believe that the steps we have taken to date have enhanced our ability to capitalize on industry opportunities before us and that our position will be further enhanced should we successfully complete the debt exchange offer.  I will now turn the call over to Tom for a further review of our financial performance.

TOM SCOTT

Good morning.  As Kurt highlighted in his opening comments, we believe our actions over the past 18 months have been part of a consistent theme.  The management team believes in the wireless backhaul space and we have viewed our primary objective as ensuring that the Company is in a strong financial and operating position to take advantage of evolving industry opportunities.  My specific discussion topics today will focus on our third quarter financial results, the debt exchange offer that we initiated last month and the special meeting of our stockholders that we have called for December 15, 2009.

We believe that our third quarter results reflect our ongoing focus on exercising financial discipline that enabled us to report continued sequential revenue growth and recurring cash flow improvement.  At the beginning of the year, we stated that our financial objectives were to grow revenue per site, manage our costs and expenses, and invest in new opportunities that enable us to create additional scale.  On a year over year basis, revenues increased by 21% to 16.2 million dollars.  Over the same time frame, our average revenue per site grew by 15% from 1,679 dollars in the third quarter of 2008 to 1,931 dollars.  As we have indicated, revenue per site is the Company’s primary operating metric as it reflects our ability to scale and leverage the existing network.  Revenue growth over the last several quarters, and including the 2009 third quarter, has been driven by high margin business on our existing network that has also led to improved EBITDA performance.  We reported 681 thousand dollars in gross profit in the first quarter of 2009.  This represented our first quarter of gross profit and we have built on that by reporting two more quarters of gross profit with the third quarter’s result reflecting a sequential increase of 20% to 1.8 million dollars.

Adjusted EBITDA remained unchanged on a sequential basis in the third quarter at a loss of 3.2 million dollars. However, when excluding 600 thousand dollars of expenses related to our exchange offer, adjusted EBITDA loss improved by 19% over the previous quarter.  On a year over year basis, quarterly Adjusted EBITDA improved by 50% or 3.2 million dollars.  Let me take this opportunity to reaffirm the Company’s objective to reach positive adjusted EBITDA in 2010.

Excluding the impact of debt repurchases, cash consumption for the quarter remained unchanged at 4.7 million dollars compared to the second quarter of 2009.  Year over year, cash consumed net of debt purchases showed an improvement of 9.1 million dollars.

Capital expenditures for the third quarter were 2.3 million dollars; unchanged from the second quarter of 2009.  The majority of the capital investment made by the Company in the third quarter was used towards adding incremental customers at existing sites.  We expect spending between ten to fifteen million dollars of cash for capital expenditures for 2009. Low capital spending has been driven by our growth largely coming from incremental sales at existing sites to both current and new customers.

As of September 30, 2009, the Company’s outstanding debt was 307.5 million dollars.  This amount consists of 278.5 million dollars in principal plus 29 million dollars in accretion.  Our existing convertible senior secured notes have a 9% coupon, but allow the Company to make its next three interest payments through the issuance of additional notes at an 11% coupon.  If we elect to make these next three payments-in-kind, we would add an additional 49 million dollars to our current outstanding principal amount of 278.5 million dollars by November 2010, and we would be responsible for making 29 million dollars in annual cash interest payments beginning on May 15, 2011.  Finally, since our existing notes also have an accretion feature, they will mature at 125.4% of principal or approximately 410 million dollars in November 2012.  These facts were a key consideration as we evaluated our strategic alternatives over the last 18 months and our ability to generate enough cash flow to support cash interest payments and refinance the debt.

We believe that FiberTower has a unique collection of assets and capabilities to serve the backhaul market as it continues its transition to advanced wireless technologies.  However, the Company requires additional time and investment to realize the full value of its assets, such as spectrum, during this industry transition.  To better position us to play a leading role in the transition and not miss the opportunity, management and the board of directors believed they needed to be proactive in addressing the Company’s capital structure sooner rather than later.

We started this process by making open market purchases of our existing notes earlier this year and succeeded in lowering our overall indebtedness by 142 million dollars, but this required spending 53 million dollars in cash and could not be sustained to fully address our outstanding indebtedness.

In order to structure a complete solution, we commenced an exchange offer and consent solicitation relating to any and all of our outstanding 9% convertible senior secured notes due in November of 2012.  These notes are referred to as the Existing Notes in the offering memorandum pertaining to the exchange offer.  We encourage all stockholders and noteholders to review the Offering Memorandum and Consent Solicitation, which was included as exhibit (a)(1) to the Schedule TO which we filed with the SEC on October 26, 2009, and which is also available on our investor relations website.  Pursuant to the terms of the exchange offer, FiberTower is offering to exchange all of the Existing Notes for a new series of 9% mandatorily redeemable convertible senior secured notes due 2012.  These notes are referred to as the Interim Notes in the offering memorandum and they will be mandatorily redeemable for cash, shares of FiberTower common stock and new 9% Senior Secured Notes.  The notes to be issued upon redemption of the Interim Notes are referred to as the New Notes in the offering memorandum.  The Existing Notes currently have an aggregate principal balance of 278.5 million dollars, and as we announced earlier, we intend to pay an additional 15.3 million dollars in PIK notes that will be issued on November 16, 2009.  Note that interest on the Existing Notes convert to being fully payable in cash starting in May of 2011.   This first payment would be 14.7 million dollars assuming the Company utilizes the PIK option until that time.

Concurrently with the Exchange Offer, FiberTower is also soliciting consents from the holders of the Existing Notes for certain amendments to the Existing

Notes’ indenture.  The proposed amendments will eliminate or amend substantially all of the covenants and modify certain events of default contained in the indenture governing the Existing Notes and the related intercreditor agreement and security documents.  The proposed amendments will also provide that the liens securing the Interim Notes and the New Notes that will be issued in the mandatory redemption of the Interim Notes will rank ahead of the liens securing the Existing Notes.  The delivery of consents from holders of 50% or more of the Existing Notes is one of the conditions required for us to complete the exchange offer.  Holders of approximately 50.1% of the outstanding principal amount of the Existing Notes have committed to tender their notes in the exchange offer and have consented to the proposed amendments to the Existing Notes.

Should FiberTower complete the mandatory redemption of the Interim Notes, the Company’s board of directors will be reduced from nine to seven members and John Kelly, Crown Castle’s Executive Vice Chairman, will be appointed as Chairman of FiberTower’s board.  As part of the reformation of FiberTower’s board, Phil Kelley of Crown Castle, Steven Scheiwe of Ontrac Advisors and Kurt will remain on the board and additional members will be elected following the mandatory redemption.  As Kurt mentioned earlier, we value Crown Castle’s support and commitment to FiberTower’s ongoing growth and look forward to further developing our relationship.

In the event that the Existing Notes are exchanged for Interim Notes and the Interim Notes are subsequently mandatorily redeemed, assuming 100% percent participation in the exchange offer, then FiberTower will complete the following:

•                  Pay an aggregate of 14 million dollars in cash;

•                  Issue an aggregate of 336.7 million shares of common stock representing 69% of outstanding shares (subject to adjustment to reflect the 1-for-10 reverse stock split of shares of our common stock previously approved by our stockholders);

•                  And issue an aggregate of 125 million dollars of New Notes.

Stockholder approval will be required under NASDAQ rules for the issuance of the additional shares in the mandatory redemption of the Interim Notes.  No additional amounts will be paid in the mandatory redemption for any accrued and unpaid interest on the Interim Notes.

To be responsive to some of the concerns raised around the planned 1-for-10 reverse stock split, let me clarify what it will actually entail. The reverse split will affect outstanding and newly issued shares. So for example, once the reverse split is effected, outstanding shares, which were approximately 151 million as of November 4, would become approximately 15.1 million shares.  Assuming the mandatory redemption were to occur, the shares to be issued as part of the redemption would be approximately 37 million rather than approximately 337 million as previously noted.

The New Notes will mature six years after the mandatory redemption date and will bear interest at a rate of 9%.  One-third of the interest on the New Notes will be payable in cash and two-thirds in additional New Notes.  FiberTower will escrow the first six cash interest payments on the New Notes.  Pursuant to the amendments for which we are seeking approval through the consent solicitation, the liens securing the Interim Notes and New Notes will rank ahead of the liens securing the Existing Notes.

The exchange offer will remain open until December 1, 2009 and additional information on the exchange offer and mandatory redemption can be found in the Offering Memorandum and Consent Solicitation which was filed with the SEC and is also available on the Company’s investor relations website.

As I mentioned earlier, stockholder approval will be required for the issuance of the additional shares of our common stock in connection with the mandatory redemption of the Interim Notes.  The Company has called a special meeting date for December 15 and filed a preliminary proxy statement with the SEC on November 4th.  The Company’s management and board of directors is recommending a vote in favor of the proposals outlined in the proxy statement because completing the exchange offer and subsequent redemption serve the best interests of the company.  As further evidence of management’s commitment to the success of the proposed exchange offer, both Kurt and I have agreed to waive the acceleration of certain cash and stock awards that would occur as a consequence of the change of control resulting from the issuance of the additional shares of common stock in connection with the mandatory redemption of the Interim Notes.

Now let me turn the call back to Kurt.

KURT VAN WAGENEN

Thanks, Tom.  In the absence of a Q&A session, let me take a few minutes to summarize how completing the exchange offer and the subsequent redemption impacts the Company’s operating and financial performance.

First of all, let me be clear that completing the exchange offer does not reduce management’s commitment to ensure that the Company continues to improve its financial and operating position by:

1)              Pursuing profitable growth opportunities;

2)              Containing and reducing operating costs where appropriate;

3)              Closely managing CAPEX and cash; and

4)              Achieving positive Adjusted EBITDA.

These objectives remain our focus as a management team and we believe that the steps we have taken over the last eighteen months demonstrate our commitment to achieve these objectives.

What we do believe this exchange offer will accomplish is to significantly improve our ability to execute on delivering these objectives because it will reduce the uncertainty associated with our ability to meet our debt obligations coming due over the next two to three years.  We have found in our discussions with both existing and potential customers, investors, employees and partners, that concern over our ability to meet our upcoming obligations ranges from moderate to severe, but in virtually all cases, exists.  Naturally, this concern creates a distraction and a hurdle for us as we try to realize the many opportunities we are seeing as the industry evolves to 4G.  Relieving this inevitable concern, that we expect to grow over time, will allow us to focus more exclusively on the many strengths of FiberTower as we seek to deliver long-term value to our stockholders.

FiberTower is a current leader in the backhaul space which is developing rapidly and becoming increasingly more competitive.  Our goal is to do what is necessary to ensure that we stay a leader in this space and that we realize as many of the attractive opportunities that are currently, and we believe will continue to be, available to this company.

We believe that current stockholders will benefit from the exchange offer as the Company will be better positioned to aggressively pursue the opportunities that we have outlined today.  We recognize that the exchange offer and subsequent mandatory redemption is dilutive to existing stockholders; however, we believe that the possible alternatives would have been more detrimental.

I personally believe that this is the right step for the Company and, as Tom mentioned, he and I are showing our support by agreeing to waive the acceleration of certain of our cash and stock awards that would have become fully vested under their original terms on the issuance of our common stock in the mandatory redemption.  The Company’s board of directors and its executive management team recommend a vote FOR the proposals outlined in the proxy statement.

Thank you for joining us on the call.

GUS OKWU

Thank you for participating in FiberTower Corporation’s third quarter 2009 conference call.  As a reminder, we will not be taking questions today due to the limitations on what can be discussed as a result of the Company’s recently initiated debt exchange offer.  However, we urge both noteholders and stockholders to review all of the information the Company has filed with the SEC related to the exchange offer and the special stockholder meeting.  These documents can be found at the SEC website at www.sec.gov or on the Company’s website at www.fibertower.com.  In addition, this call will be available for replay beginning an hour after the call has ended, and may be accessed until

11:59 PM Eastern Time on November 13th.  Dialing 1-303-590-3030 can access the replay.  The ID code for the replay is #4173789.

THE COMPANY WILL FILE A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATED TO THE APPROVAL OF THE ISSUANCE OF SHARES IN THE MANDATORY REDEMPTION. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE STOCKHOLDER APPROVAL OF THE ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK IN THE MANDATORY REDEMPTION. A DEFINITIVE PROXY STATEMENT WILL ALSO BE SENT TO STOCKHOLDERS OF THE COMPANY.  STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

The definitive proxy statement and such other documents may also be obtained for free from the Company by directing a request to FiberTower Corporation, at 415 659 3580 or investorrelations@fibertower.com.  The Company’s directors, executive officers and employees may be considered “participants in the solicitation” of proxies from the Company’s stockholders in connection with the approval of the issuance of shares of the Company’s common stock in the Mandatory Redemption. Information regarding such persons and a description of their interest in such approval will be contained in the definitive proxy statement when it is filed.

(Conference call concluded)